Exhibit 99.1

NEWS RELEASE

RANGE ANNOUNCES 6% INCREASE IN YEAR-END PROVED RESERVES

FORT WORTH, TEXAS, FEBRUARY 25, 2016…RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that its proved reserves as of December 31, 2015 were 9.9 Tcfe.

Highlights –

•	Excluding asset sales of 963 Bcfe, proved reserves increased 6% from year-end 2014

•	Range replaced 436% of 2015 production

•	Drill-bit finding cost with revisions was $0.37 per mcfe

•	Proved developed reserves increased 25% before deducting sales of reserves and production

•	Proved developed reserves were 55% of total reserves at year-end 2015, compared to 52% at year-end 2014

•	Future development costs for proved undeveloped reserves are $0.40 per mcfe based on current well costs

•	Year-end 2015 PV10 value of reserves using future strip prices and current sales contracts was $6.8 billion comparable to similar year-end 2014 PV10 reserve value of $6.9 billion

Commenting on Range’s 2015 proved reserves, Jeff Ventura, Range’s CEO, said, “Despite the challenging year for our industry, Range achieved strong reserve additions with 436% drill-bit replacement at an industry-leading drill-bit finding cost of $0.37 per mcfe for 2015 when considering pricing and performance revisions. Development costs decreased consistently during the year as commodity prices decreased. Current development costs are estimated to be approximately $0.40 per mcfe reflecting the culmination of the drilling, completion and operating efficiencies along with service costs reductions Range achieved during the year. With the decline in natural gas prices, the largest impact to our reserves was the reclassification of 1.2 Tcfe of SEC proved undeveloped reserves to unproved as a result of substantial lower future capital spending during the future five-year development time period. We expect those unproved reserves will be included in our future SEC proved reserve base when our future five-year development plans incorporate those drilling locations. The reduction in proved reserve volumes based on price changes was only 1% which reflects the economic resilience of our low-cost Marcellus reserve base and majority of our reserves being proved developed. The price volume revisions are associated with non-Marcellus legacy areas and no pricing revisions impacted our Marcellus proved reserves volumes. Range continues to post reserve improvements in existing Marcellus proved developed producing reserves and the offsetting proved undeveloped locations due to realized capital efficiencies and further expected efficiencies from longer laterals in the Marcellus.

“Our posting, on average, of a modest 0.4 offset proved undeveloped Marcellus drilling locations for each of our proved developed producing wells in the Marcellus demonstrates our ability to grow our SEC reserves in the future as development capital is deployed. Our economic resilience is further demonstrated in the year-end 2015 PV10 reserve value of $6.8 billion using future strip prices and current sales contracts. With 55% of our SEC reserves being proved developed, our debt per proved developed reserve coverage ratio remains exceptionally strong.

“Importantly, considering all price, performance and reclassification adjustments for the year, Range added over 1.1 Tcfe of reserves with an all-in cost of $0.84 without considering additional low-risk offsetting future development potential. This result is a reflection of our large inventory of low-cost, strong return projects in the Marcellus Shale. We continue to believe that with our existing acreage portfolio, Range is well-positioned for the continued challenging commodity price environment.”

SUMMARY OF CHANGES IN PROVED RESERVES

(in Bcfe)
Balance at December 31, 2014	10,310
Extensions, discoveries and additions	1,265
Purchases	—
Performance revisions:
PUD improved recovery	781
Performance	271

Total Performance revisions	1,052
Reclassification of PUD to unproved under SEC 5-year rule	(1,167)
Price revisions	(96)
Sales of proved reserves	(963)
Production	(509)

Balance at December 31, 2015	9,892

Range replaced 436% of 2015 production from drilling activities including performance and pricing revisions but excluding the PUD reclassification. Drill-bit development costs including performance and pricing revisions were $0.37 per mcfe for 2015 ($0.64 per mcfe if no revisions were considered). The Company’s drilling and development costs incurred during 2015 including acreage, exploration and seismic expenses were $887 million. Included in the 2015 capital spending is $73 million for land acquisitions — $52 million for budgeted acreage acquisitions and two unbudgeted acreage acquisitions totaling $21 million. All the unbudgeted land acquisitions were in the Marcellus. Finding and development costs from all sources (including all price, performance and reclassification revisions including acreage costs) were $0.84 per mcfe for 2015 and $0.68 for a three-year average.

For 2015, Range added 1,265 Bcfe of proved reserves through the drill-bit, driven by the Company’s Marcellus development. The “extensions, discoveries, and additions” amount excludes 781 Bcfe of reserves associated with improved recovery on previously booked, undrilled locations as a result of drilling longer laterals, better lateral targeting and increasing the number of frac stages in the Marcellus which remain in the development plan. The improved recovery estimate is included in the “revision” category rather than “extensions, discoveries and additions” category and represents the incremental increase in recovery including any previous proved undeveloped (“PUD”) locations which may have been integrated into longer laterals. On average, the lateral lengths for these proved undeveloped locations are approximately 6,100 feet in the 2015 report compared to 5,370 foot laterals used in the 2014 report. If the improved recovery resulting from the drilling of longer laterals and the increased number of frac stages in the Marcellus were included in the “extensions, discoveries and additions” category because additional capital will be required to capture those incremental reserves than what was previously estimated, the reserve “extensions, discoveries and additions” would total 2,046 Bcfe and the adjusted drill-bit development costs would be $0.40 per mcfe for 2015.

During the year, the Company sold 963 Bcfe of proved reserves (with 761 Bcfe being proved developed reserves) primarily associated with the Nora property sale in Virginia which closed on December 30th just before year-end. The combined sale prices of all proved reserves sold during the year were $891 million. No proved reserves were purchased during the year. Production for 2015 was 509 Bcfe, an increase of 20% compared to 2014.

Other changes in reserves during 2015 are comprised of four components. First, as mentioned above, the improved recovery component has a positive revision of 781 Bcfe. Second, field level performance increased by 271 Bcfe due primarily to the continued improvement in the well performance of existing Marcellus producing wells. Third, as a result of lower expected cash flow and our continued success in the Marcellus in drilling longer laterals, the future development plan has been re-optimized which resulted in some previously planned wells not being drilled within five years from their booking date. Range removed from its Securities and Exchange Commission (“SEC”) proved reserves 1,167 Bcfe of proved undeveloped reserves as a result. The Company expects these proved undeveloped reserve volumes reclassified to the unproved category can be added back in future years as field development continues. However, the reduced number of optimized wells which remain, on a per well basis, have longer laterals, greater estimated ultimate recoveries (“EURs”) and lower per foot drilling and completion costs which result in expected improved economics. The Company has reduced its estimated future capital cost to reflect market conditions and, as a result, the Company currently has approximately $1.8 billion of proved undeveloped capital included in its 2015 year-end reserve valuation to develop its proved undeveloped reserves. The resulting proved undeveloped development costs of $0.40 per mcfe are based on current well costs. Per well capital costs declined throughout 2015 and with approximately 65% of the Company’s drilling and completion capital expenditures spent in the first half of 2015, the total 2015 drilling and completion costs incurred were greater than our current well costs. Fourth, the net adjusted price decrease after differentials for 2015 as compared to 2014 resulted in a downward revision in proved reserves volumes of 96 Bcfe. The reduction in proved reserve volumes based on price changes was only 1% which is a reflection of our low-cost reserve base. The only price revisions were associated with non-Marcellus legacy areas.

Year-end 2015 proved reserves by volume were 64% natural gas, 33% natural gas liquids and 3% crude oil and condensate. Importantly, proved developed producing reserves represents 55% of the Company’s reserves a slight increase from 52% at year-end 2014. Correspondingly, the percentage of reserves in the proved undeveloped category at year-end 2015 was 45%, a decrease of 3% from year-end 2014. With our large Marcellus acreage position, Range recorded, on average, a modest 0.4 offset Marcellus drilling locations as proved undeveloped reserves for each of its proved developed producing wells in the play at year-end 2015.

The SEC rules require that proved reserve calculations be based on the simple average of the closing prices for the first day of each month in 2015. For the year-end 2015 reserve evaluation, the benchmark prices were $2.59 per Mmbtu for natural gas and $50.13 per barrel for crude oil (Cushing). Comparative prices for year-end 2014 were $4.35 per Mmbtu for natural gas and $94.42 per barrel for crude oil (Cushing). Based on the year-end 2015 benchmark prices adjusted for energy content, quality and basis differentials ($2.07 per Mmbtu, $11.74 per barrel of natural gas liquids and $35.06 per barrel of crude oil, respectively), the pre-tax discounted (10%) present value (“PV10”) of the Company’s proved reserves was $3.0 billion for year-end 2015 compared to $10.1 billion at year-end 2014. Using the SEC reserves calculated with the 10-year future strip benchmark prices using expected differentials and current sales contracts as of December 31, 2015, the Company’s PV10 value would have been $6.8 billion. The 10-year future strip benchmark prices were $3.25 per Mmbtu and $52.14 per barrel of crude oil. The comparative prior year PV10 value using 10-year future strip benchmark prices as of December 31, 2014 of $4.07 per Mmbtu and $67.92 per barrel of crude oil was $6.9 billion. Independent petroleum consultants conducted an audit covering approximately 94% of our proved reserve volumes as of December 31, 2015.

Range’s unrisked unproved resource potential at year-end 2015, quantifying only the potential Marcellus and Upper Devonian future development, increased to a range of 54 to 70 Tcfe, including 2.9 to 3.8 billion barrels of NGLs and crude oil/condensate. This resource potential does not include any potential for the Utica.

Disclosure Statements:

Certain selected financial information in this release is unaudited. Audited financial results are provided in our Annual Report on Form 10-K for the year ended December 31, 2015.

Range has disclosed two primary metrics in this release to measure our ability to establish a long-term trend of adding reserves at a reasonable cost – a reserve replacement ratio and finding and development cost per unit. The reserve replacement ratio is an indicator of our ability to replace annual production volumes and grow our reserves. It is important to economically find and develop new reserves that will offset produced volumes and provide for future production given the inherent decline of hydrocarbon reserves as they are produced. We believe the ability to develop a competitive advantage over other natural gas and oil companies is dependent on adding reserves in our core areas at lower costs than our competition. The reserve replacement ratio is calculated by dividing production for the year into the sum of proved extensions, discoveries and additions and proved reserves added by performance revisions or price revisions as stated in each instance in the release. The use of performance revisions is warranted since any adjustment in reserve estimates after the initial estimate of reserves is reflected as a “revision,” even in those instances where the original estimate of reserves was made when the location was classified as proven undeveloped. Any change in the estimate after the well is drilled and reclassified as proved developed would be classified as a “revision.”

Finding and development cost per unit is a non-GAAP metric used in the exploration and production industry by companies, investors and analysts. The calculations presented by the Company are based on estimated and unaudited costs incurred excluding asset retirement obligations, gas gathering facilities and non-cash stock-based compensation and divided by proved reserve additions (extensions, discoveries and additions shown in the table) adjusted for the changes in proved reserves for performance, price and deferral revisions or excluding certain costs such as acreage and acquisitions as stated in each instance in the release. Drill-bit development cost per mcfe is based on estimated and unaudited drilling, development and exploration costs incurred divided by the reserve extensions, discoveries and additions with the inclusion of any revisions as specified in the stated measurement. These calculations do not include the future development costs required for the development of proved undeveloped reserves. The SEC method of computing finding costs contains additional cost components and results in a higher number. A reconciliation of the two methods is shown on our website at www.rangeresources.com.

The reserve replacement ratio and finding and development cost per unit are statistical indicators that have limitations, including their predictive and comparative value. As an annual measure, the reserve replacement ratio can be limited because it may vary widely based on the extent and timing of new discoveries and the varying effects of changes in prices and well performance. In addition, because the reserve replacement ratio and finding and development cost per unit do not consider the cost or timing of future production of new reserves, such measures may not be an adequate measure of value creation. These reserves metrics may not be comparable to similarly titled measurements used by other companies.

Year-end pre-tax discounted present value is considered a non-GAAP financial measure as defined by the SEC. We believe that the presentation of pre-tax discounted present value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account future corporate income taxes and our current tax structure. We further believe investors and creditors use pre-tax discounted present value as a basis for comparison of the relative size and value of our reserves as compared with other companies. Range’s pre-tax discounted present value as of December 31, 2015 may be reconciled to the GAAP financial measure of its Standardized measure of discounted future net cash flows as of December 31, 2015 by reducing Range’s pre-tax discounted present value by the discounted future income taxes associated with such reserves. This reconciliation is shown below:

Reconciliation of PV-10 ($ in millions) (unaudited)
December 31, 2015
Standardized measure of discounted future net of cash flows	$2,726
Discounted future cash flows for income taxes	303

Discounted future net cash flows before income taxes (PV-10)	$3,029

Finding and development costs for proved developed reserve additions for the year were $0.57 per mcfe without considering price revisions and land costs or $0.66 per mcfe including price revisions and all land costs.

Summary of Changes in Proved Reserves by Category for 2015

	Proved Developed Reserves	Proved Undeveloped Reserves	Total Proved Reserves
Proved Reserves 12/31/14 (Bcfe)	5,350	4,960	10,310

Pro-forma changes (in Bcfe):
Sales of reserves	(761)	(202)	(963)
Production	(509)	—	(509)

Proved Reserves after pro-forma	4,080	4,758	8,838

Changes (in Bcfe) :
Extensions, discoveries and additions	349	916	1,265
PUDs drilled	763	(763)	—
Performance revisions	321	731	1,052
5-year rule PUDs reclassified	-	(1,167)	(1,167)
Pricing revisions	(91)	(5)	(96)

Changes for year (in Bcfe)	1,343	(289)	1,054

Proved Reserves 12/31/15 (Bcfe)	5,422	4,470	9,892

Percent by Category	55%	45%	100%

Increase in reserves by category *	18%	-6%	6%

*	Pro-forma for sales of reserves but deducting production.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading U.S. independent oil and natural gas producer with operations focused in stacked-pay projects in the Appalachia Basin. The Company pursues an organic growth strategy targeting high return, low-cost projects within its large inventory of low risk development drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com.

All statements, except for statements of historical fact, made in this release, including those relating to substantial coverage ratio, expected lower finding and development costs, estimated current development costs, expected proved undeveloped reserves additions in future years, expected future development plans, estimated future development costs, expected future capital efficiencies, expected rates of return, expected low-risk offsetting potential, expected low-cost strong return project inventory, expected future lateral lengths, expected future strip prices and differentials, improved recovery estimates, future expectation of lower costs, future resource potential, and expected future strong return projects are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and regulatory changes. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference.

The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions as well as the option to disclose probable and possible reserves. Range has elected not to disclose the Company’s probable and possible reserves in its filings with the SEC. Range uses certain broader terms such as “resource potential,” or “unproved resource potential” or “upside” or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC’s guidelines. Range has not attempted to distinguish probable and possible reserves from these broader classifications. The SEC’s rules prohibit us from including in filings with the SEC these broader classifications of reserves. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of actually being realized. Unproved resource potential refers to Range’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. Unproved resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include proved reserves. Area wide unproven resource potential has not been fully risked by Range’s management. “EUR,” or estimated ultimate recovery, refers to our management’s estimates of hydrocarbon quantities that may be recovered from a well completed as a producer in the area. These quantities may not necessarily constitute or represent reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or the SEC’s oil and natural gas disclosure rules. Actual quantities that may be recovered from Range’s interests could differ substantially. Factors affecting ultimate recovery include the scope of Range’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors. Estimates of resource potential may change significantly as development of our resource plays provides additional data. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-K by calling the SEC at 1-800-SEC-0330.

2016-02

SOURCE:    Range Resources Corporation

Range Investor Contacts:

Rodney Waller, Senior Vice President

817-869-4258

rwaller@rangeresources.com

Laith Sando, Vice President – Investor Relations

817-869-4267

lsando@rangeresources.com

David Amend, Investor Relations Manager

817-869-4266

damend@rangeresources.com

Michael Freeman, Senior Financial Analyst

817-869-4264

mfreeman@rangeresources.com

or

Range Media Contact:

Matt Pitzarella, Director of Corporate Communications

724-873-3224

mpitzarella@rangeresources.com

www.rangeresources.com